UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No.__)*


                 American Axle & Manufacturing Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                 024061 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [x]  Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.024061 10 3                  13G                    Page 2 of 14 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON: Blackstone Capital Partners II Merchant Banking
                               Fund L.P.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware



________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER: 15,763,041

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER: 0

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER: 15,763,041

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER: 0

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 15,763,041



________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 33.5%



________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions):  PN



________________________________________________________________________________

CUSIP No.024061 10 3                  13G                    Page 3 of 14 Pages


________________________________________________________________________________
1. NAME OF REPORTING PERSON: Blackstone Offshore Capital Partners II L.P. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware



________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER: 4,680,856

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER: 0

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER: 4,680,856

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER: 0

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 4,680,856



________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 9.9%



________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions):  PN



________________________________________________________________________________

CUSIP No.024061 10 3                  13G                    Page 4 of 14 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON: Blackstone Management Associates II L.L.C.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware



________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER: 22,010,992

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER: 0

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER: 22,010,992

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER: 0

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 22,010,992



________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 46.8%



________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions):  00



________________________________________________________________________________

CUSIP No.024061 10 3                  13G                    Page 5 of 14 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON: Peter G. Peterson
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware



________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER: 22,010,992

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER: 0

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER: 22,010,992

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER: 0

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 22,010,992



________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 46.8%



________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions):  IN



________________________________________________________________________________

CUSIP No.024061 10 3                  13G                    Page 6 of 14 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON: Stephen A. Schwarzman
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware



________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER: 22,010,992

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER: 0

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER: 22,010,992

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER: 0

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 22,010,992



________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 46.8%



________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions):  IN



________________________________________________________________________________

Item 1(a).  Name of Issuer:

            American Axle & Manufacturing Holdings, Inc.

            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

            1840 Holbrook Avenue, Detroit, Michigan 48212

            ____________________________________________________________________

Item 2(a).  Name of Person Filing:

            Blackstone Capital Partners II Merchant Banking Fund L.P. Blackstone Offshore Capital Partners II L.P.
            Blackstone Management Associates II L.L.C.

            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            c/o Blackstone Management Associates II L.L.C.
            345 Park Avenue, New York, New York 10154

            ____________________________________________________________________

Item 2(c).  Citizenship:

            Blackstone Capital Partners II Merchant Banking Fund L.P. -
              Delaware
            Blackstone Offshore Capital Partners II L.P.- Cayman Islands Blackstone Management Associates II L.L.C. - Delaware

            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $.01 per share

            ____________________________________________________________________

Item 2(e).  CUSIP Number:

            024061 10 3

            ____________________________________________________________________

Item 3.   If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
          (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).



Item 4.  Ownership.


     (a)  Amount beneficially owned:

     Blackstone Capital Partners II Merchant Banking Fund L.P., a Delaware limited partnership ("BCP II") is the record holder of 15,763,041 shares of the identified class of securities and Blackstone Offshore Capital Partners II L.P., a Cayman Islands exempted limited partnership ("BOCP II") is the record holder of 4,680,856 shares of the identified class of securities.

     Blackstone Family Investment Partnership II L.P., a Delaware limited partnership ("BFIP II") is the record holder of 1,567,095 shares of the identified class of securities.

     As the sole general partner of each of BCP II and BFIP II and the sole investment general partner of BCOP II, Blackstone Management Associates II L.L.C., a Delaware limited liability company ("BMA II") may be deemed to be the beneficial owner of 22,010,992 shares of the identified securities.

     Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of BMA II (the "Founding Members") and have the shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the shares of the identified class of securities that may be deemed to be beneficially owned by BMA II. As a result, the Founding Members may be deemed to beneficially own the shares of the identified class of securities that BMA II may be deemed to beneficially own, but they disclaim any such beneficial ownership except to the extent of their individual pecuniary interest in such securities.

     (b)  Percent of class:

     See Item 11 of each cover page, which is based on Item 5 of each cover page. See Item 4(a).

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:

                See Item 5 of each cover page.

          (ii)  Shared power to vote or to direct the vote:

                See Item 6 of each cover page.

          (iii) Sole power to dispose or to direct the disposition of:

                See Item 7 of each cover page.

          (iv)  Shared power to dispose or to direct the disposition of:

                See Item 8 of each cover page.


Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         See Item 4(a) above.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         BMA II is the sole general partner of BCP II and BFIP II and the sole investment general partner of BOCP II and therefore may be deemed to be the beneficial owner of the securities held by such limited partnerships. However, BMA II disclaims that it is a beneficial owner of such securities, except to the extent of its pecuniary interest in such securities. BCP II, BFIP II and BOCP II may be deemed to be a group in relation to their respective investments in American Axle & Manufacturing Holdings, Inc. BCP II, BFIP II and BOCP II do not affirm the existence of a group.

         The Founding Members may be deemed to be a group in relation to their shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the securities held, through BMA II, by BCP II, BFIP II and BOCP II. The Founding Members do not affirm the existence of a group.

Item 9.  Notice of Dissolution of Group.

         Not applicable.


Item 10. Certifications.

         Not applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              BLACKSTONE CAPITAL PARTNERS II
                                MERCHANT BANKING FUND L.P.

                              By: Blackstone Management Associates II
                                  L.L.C., general partner

                                  By: /s/ Stephen A. Schwarzman
                                      ____________________________________
                                                Name:
                                                Title:

                              Dated:  February 14, 2002

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              BLACKSTONE OFFSHORE CAPITAL
                                OFFSHORE L.P.

                              By:     Blackstone Management Associates II
                                      L.L.C., general partner

                                      By: /s/ Stephen A. Schwarzman
                                          ________________________________
                                              Name:
                                              Title:

                              Dated:  February 14, 2002

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                           BLACKSTONE MANAGEMENT ASSOCIATES II
                             L.L.C.

                              By:  /s/ Stephen A. Schwarzman
                                   ___________________________________
                                         Name:
                                         Title:

                              Dated:  February 14, 2002

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              /s/ Peter G. Peterson
                              ______________________________________
                              PETER G. PETERSON


                              Dated:  February 14, 2002

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              /s/ Stephen A. Schwarzman
                             ______________________________________
                              STEPHEN A. SCHWARZMAN


                             February 14, 2002